Exhibit 99.1
Contacts:

Jerome I. Feldman                                       Scott N. Greenberg
Chairman & CEO                                          Chief Financial Officer
(914) 249-9750                                          (914) 249-9729


                           NATIONAL PATENT DEVELOPMENT
                        ANNOUNCES FINAL ARBITRATION AWARD

NEW YORK - November 30, 2004 - National Patent Development Corporation (NPDV.OB), a holding company with interests in optical plastics, paint and hardware distribution, and pharmaceuticals, today announced that General Physic Corporation, a wholly-owned subsidiary of GP Strategies Corporation, has received a final award of approximately $18 million in its arbitration against Electronic Data Systems Corporation relating to General Physics' 1998 acquisition of Learning Technologies.

In connection with the spin-off of National Patent Development by GP Strategies, which occurred on November 24, 2004, GP Strategies agreed to make an additional capital contribution to National Patent Development in an amount equal to the first $5 million of any proceeds (net of litigation expenses and taxes incurred, if any), and 50% of any proceeds (net of litigation expenses and taxes incurred, if any) in excess of $15 million, received with respect to the foregoing arbitration and the related litigation claims described below.

As previously announced, the arbitrator had found that the sellers of Learning Technologies breached certain representations and warranties contained in the acquisition agreement, and had made an interim award to General Physics of $12 million. The final award was increased to approximately $18 million primarily as a result of the arbitrator's finding that General Physics is entitled to pre-award interest. General Physics has announced that it intends to promptly file in New York state court an application for an order confirming the award and Electronic Data Systems will then have the right to seek to vacate the award.

GP Strategies also has a litigation pending in New York state court against MCI Communications Corporation and Electronic Data Systems Corporation alleging fraud in connection with the Learning Technologies acquisition. In the fraud action, GP Strategies seeks actual damages in the amount of $117.9 million plus interest, punitive damages in an amount to be determined at trial, and costs. Such damages would be subject to reduction by any amounts recovered in the

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arbitration. GP Strategies has stated that it will now proceed with the fraud claim against EDS, which had been stayed until the related arbitration was concluded. The fraud action against MCI had been stayed as a result of the bankruptcy of MCI. In February 2004, the bankruptcy court lifted the stay so that the state court could rule on the merits of MCI's summary judgment motion, which is currently before the court.

The forward-looking statements contained herein reflect National Patent Development's management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development, including, but not limited to the risks and uncertainties detailed in National Patent Development's periodic reports and registration statements filed with the Securities and Exchange Commission.


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